SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.




                                   FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




                 Date of Report (Date of earliest event reported)

                                  August 18, 1998


                            ADM Tronics Unlimited, Inc
              (Exact name of registrant as specified in its charter)



                                    Delaware
                  (State or other jurisdiction of incorporation)





               0-17629                                22-1896032
       (Commission File Number)       (IRS Employer Idfentification Number)



                    224-S Pegasus Avenue, Northvale, NJ 07647
               (Address of principal executive offices, Zip Code)


       Registrant's telephone number, including area code 201-767-6040


                                        1



Item 2.   Acquisition or Disposition of Assets

     (a) On August 18, 1998 the Registrant purchased from Electropharmacology, Inc. ("EPI") certain assets which had been used by EPI in connection with its SofPulse electromagnetic stimulation device for use in treating pain and edema in post-operative soft tissue injuries (the "SofPulse Devices"). The response to Item 1 of the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998 with respect to such transaction is hereby incorporated by reference. The assets purchased by the Registrant include trade names, logos and other trade designations; customers list and information relating to customers; EPI's contractural rights with customers and others pertaining to the SofPulse Devices; open orders from customers for the SofPulse Devices and work in process; financial marketing and business data, plans, techniques and literature; 345 Sofpulse Devices; inventory of parts and supplies and marketing materials. The Registrant also acquired a royalty-free freedom under EPI's patents, technology and know-how to exclusively manufacture and market, worldwide, the SofPulse Devices for the uses desribed above. The purchase price consisted of $150,000, 2,925,000 shares of the Registrant's Common Stock and a Warrant to acquire up to 1,500,000 additional such shares at $.426 per share. The Registrant has agreed to file a Registration
Statement with respect to such shares under the Securities Act of 1933. The consideration was determined by negotiation between the Registrant and EPI. There was no material relationship between EPI and the Registrant or any of its affiliates, any director or officer of the Registrant, or any associate of any such director or officer. The cash portion of the purchase price was paid from the Registrant's corporate funds.

     (b) The assets purchased were used by EPI in connection with sales and leases of SofPulse Devices for use in treating pain and edema in post-operative soft tissue injuries. The Registrant intends to continue such use.











                                         2




                                     SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           ADM Tronics Unlimited, Inc.
                                           (Registrant)

                                           /s/ Dr. Alfonso DiMino
                                               President